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                                                                    EXHIBIT 99.2


[RELIABLE POWER SYSTEMS, INC. LOGO]


                                                          FOR IMMEDIATE RELEASE
                                                          CONTACT: MATTHEW ESSIG
                                                          720-733-8970


           RELIABLE POWER SYSTEMS ANNOUNCES $1.4 MILLION CONTRACT AND
                   MASTER PURCHASE AGREEMENT WITH NATIONWIDE
                       WIRELESS TELECOMMUNICATIONS COMPANY


DENVER--(Business Wire)--September 19, 2001, Reliable Power Systems, Inc. (OTC
BB: RPSI) today announced the signing of a Master Purchase Agreement and purchase orders for $1.4 million with a nationwide wireless telecommunication company. The contract calls for Reliable Power Systems to supply harsh environment, uninterruptible power supplies with complete connectivity for the unique needs of the customer. The Master Purchase agreement permits Reliable Power Systems to sell their complete line of power quality, reliability, energy management and information, as well as niche distributive systems, to each of the company's affiliated entities.

"RPSI's ability to use applied engineering, on products right out of the box, makes us unique amongst the power players in the industry. Today's industries rely heavily on finding cost-effective, customizable solutions to the special power problems facing them. RPSI's broad focus on total power solutions, with engineered solutions to any power issue, makes us a logical single-source provider whether these issues are faced by manufacturers, commercial users or telecommunications companies. We think today's agreement is further proof that as the power community changes, Reliable Power will lead the way," said Joseph Livingston, Vice Chairman and Chief Executive of Reliable Power Systems, Inc.

Reliable Power Systems, Inc (OTC BB RPSI), based in Castle Rock, CO develops total power systems for industrial, commercial, medical, data and telecommunication users that address the growing crisis facing power users from an aging infrastructure, deregulation and surging global demand. The company's solutions include: 1) power quality and reliability technologies; 2) energy information management systems and 3) niche distributed generation systems. Reliable has several patented technologies and retain the rights to other technologies that provide standards unmatched in the industry. For more information please contact Matthew Essig at 720-733-8970.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the subject of the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties and the unavailability of financing to complete management's plans and objectives.



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